EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We hereby consent to the inclusion in the Annual Report on Form 10-K of Acacia Research Corporation for the year ended December 31, 2024 (the "10-K") and incorporation by reference in Acacia Research Corporation’s Registration Statements on Form S-3 (File No. 333-249984) and Form S-8 (File Nos. 333-189135, 333-217878, 333-279975 and 333-279976) of all references to our firm in the form and context in which they appear in the 10-K and our reserve reports, dated March 7, 2024 and February 21, 2025, for the periods ended December 31, 2023 and December 31, 2024, respectively, relating to the oil, gas and NGL proved developed reserves of Benchmark Energy II, LLC.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-69

By:	/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

Austin, Texas
March 13, 2025